[LOGO] ITT                                                     ITT Corporation

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Press Release

Tom Glover
+1-703-790-6334
Tom.Glover@itt.com

                       ITT Corporation Awarded Contract to
               Lead FAA's ADS-B air traffic modernization program

Next generation system will streamline air traffic flow using GPS, other advanced technology

McLean, Va. - August 30, 2007 - ITT Corporation (NYSE: ITT) today announced it was awarded a $207 million initial contract by the Federal Aviation Administration (FAA) to lead a team to develop and deploy the Automatic Dependent Surveillance - Broadcast (ADS-B) system. ADS-B is a key component of the FAA's NextGen program intended to increase safety and efficiency to meet the growing needs of air transportation.

The period of performance for the initial contract is three years, with a contract value of $207 million. Under the contract, ITT will be responsible for overall system integration and engineering and under contract options will operate and maintain the system after deployment through September 2025. The contract has a potential value with all options exercised of $1.86 billion.

"The ITT Team is proud to have been selected by the FAA as its partner in the establishment of this technology that will form the basis for the transformation of the air transportation system under the FAA's NextGen vision," said Steve Gaffney, president of ITT Defense. "ITT and its premier team of industry partners are committed to working with the FAA to ensure this NextGen cornerstone program delivers its full potential for enhanced National Airspace System safety, efficiency and capacity."

The ITT team includes its partners AT&T, Thales North America, WSI, SAIC, PriceWaterhouseCoopers, Aerospace Engineering, Sunhillo, Comsearch, MCS of Tampa, Pragmatics, Washington Consulting Group, Aviation Communications and Surveillance Systems (ACSS), Sandia Aerospace and NCR Corporation.

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[LOGO] ITT


The ITT team will work with the FAA to deploy a nationwide air traffic control surveillance network consisting of field radio sites, data processing centers, network operations centers, and equipment to enable delivery of surveillance data to air traffic control facilities. The deployed ADS-B surveillance network is designed to provide more accurate and rapidly updating position data using GPS to determine aircraft position. Other major benefits of the system include:

      o a surveillance network that is more cost effective than today's network of radar systems,

      o a potential future data link for delivery of safety information to aircraft cockpits, and

      o a mechanism for future air-to-air exchange of position data which will dramatically enhance pilot situational awareness.

ITT brings more than 60 years of experience in providing civil and military air traffic control (ATC) systems, technology and support, including supplying GPS technology for ATC since the 1980s. Every GPS satellite launched features an ITT navigation payload.

For more information on the ITT ADS-B Team and access to imagery, go to: www.itt.com/adsb

For more information on the FAA's NextGen, go to: http://www.adsb.gov

About ITT Corporation

ITT Corporation (www.itt.com) supplies advanced technology products and services in several growth markets. ITT is a global leader in the transport, treatment and control of water, wastewater and other fluids. The company plays a vital role in international security through its defense communications and electronics products; space surveillance and intelligence systems; and advanced engineering and related services. It also serves the growing leisure marine and electronic components market with a wide range of products. Headquartered in White Plains, NY, the company generated $7.8 billion in 2006 sales.

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